Exhibit 5.2
STEPHEN R. REYNOLDS
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

August 11, 2017
Aramark
Aramark Tower
1101 Market Street
Philadelphia, PA 19107

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Aramark, a Delaware corporation (the “Company”). The Company has filed a Registration Statement on Form S-3 (the “Registration Statement”) together with the subsidiary entities listed therein (the “Subsidiary Entities”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”); (ii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”); (iii) debt securities (the “Debt Securities”) of the Company and/or one or more of the Subsidiary Entities (in such capacity, a “Debt Securities Issuer”); (iv) guarantees of the Company and/or one or more of the Subsidiary Entities (collectively in such capacity, the “Guarantors”) to be issued in connection with the Debt Securities (the “Guarantees”); (v) warrants to purchase Common Stock, Preferred Stock, Debt Securities and/or Guarantees (the “Securities Warrants”); (vi) contracts for the purchase and sale of Common Stock (the “Purchase Contracts”); (vii) units (the “Units”) consisting of one or more of the Securities (as defined below) and (viii) Common Stock, Preferred Stock, Debt Securities and Guarantees that may be issued upon exercise of Securities Warrants. The Common Stock, the Preferred Stock, the Debt Securities, the Guarantees, the Securities Warrants, the Purchase Contracts, and the Units, are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Securities Act for an indeterminate aggregate initial offering price.

The Debt Securities and the Guarantees thereof, if any, will be issued under supplemental indentures (the “Supplemental Indentures”) among one or more Debt Securities Issuers, one or more Guarantors, as applicable, and such trustee as shall be named therein (the “Trustee”), to indentures among such Debt Securities Issuers, one or more Guarantors, as applicable, and the Trustee (the “Base Indentures” and, as amended and supplemented by the Supplemental Indentures, the “Indentures”).

I have examined the Registration Statement and the form of the Base Indenture to be entered into by Aramark Services, Inc., a wholly owned subsidiary of the Company, the Company, the other Guarantors to be named therein and The Bank of New York Mellon, as trustee, which has been filed with the Commission as an exhibit to the Registration Statement.

1101 Market Street                                 Email: Reynolds-Steve @Aramark.com
Philadelphia, PA 19107                            Phone: 215-238-6846

In rendering the opinions set forth below, I have relied upon my examination or the examination by members of our legal staff or outside counsel (in the ordinary course of business) of the original or copies, certified or otherwise identified to our satisfaction, of the charter, bylaws or other governing documents of the subsidiaries named in Schedule I hereto (the “Schedule I Subsidiaries”), resolutions and written consents of their respective boards of directors, general partners, sole member, managers and managing members, as the case may be, statements from officers of the Schedule I Subsidiaries and such other documents and records relating to the Schedule I Subsidiaries as we have deemed appropriate. I, or a member of my staff, have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments of all the registrants and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion letter, I have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of the Company and the Schedule I Subsidiaries.

In rendering the opinions set forth below, I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities and any applicable Guarantees, the applicable Indenture will be the valid and legally binding obligation of the applicable Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.With respect to any Debt Securities, assuming (a) the taking by the Board of Directors or equivalent governing body of the applicable Schedule I Subsidiary or a duly constituted and acting committee of such Board of Directors or equivalent governing body or duly authorized officers of such Schedule I Subsidiary (such Board of Directors or equivalent governing body, committee or authorized officers being referred to herein as the “Debt Authorizing Party”) of all necessary corporate action to authorize and approve execution and delivery of the applicable Indenture, the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, (b) the due execution and delivery of the applicable Indenture by the applicable Schedule I Subsidiary and (c) the due execution, authentication, issuance and delivery of such Debt Securities in accordance with the applicable Indenture, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Debt Authorizing Party and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debt Securities issued by the applicable Schedule I Subsidiary will constitute valid and legally binding obligations of such Schedule I Subsidiary enforceable against such Schedule I Subsidiary in accordance with their terms.

2.With respect to the Guarantees, assuming (a) the taking by the applicable Debt Authorizing Party of all necessary corporate action to approve the execution and delivery of the applicable Indenture, the issuance and terms of the Guarantees and related matters, (b) the due execution and delivery of the applicable Indenture by the applicable Schedule I Subsidiary, (c) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the applicable Debt Authorizing Party and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (d) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the applicable Schedule I Subsidiaries issuing such Guarantees enforceable against such Schedule I Subsidiary in accordance with their terms.

The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

This opinion letter is given as of the date hereof and I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Stephen R. Reynolds

Stephen R. Reynolds

Schedule I
Subsidiary Entities Incorporated or Formed in Jurisdictions other than the State of Delaware

Subsidiary	State of Incorporation or Formation
American Snack & Beverage, LLC	Florida
Aramark American Food Services, LLC	Ohio
Aramark Business Dining Services of Texas, LLC	Texas
Aramark Capital Asset Services, LLC	Wisconsin
Aramark Consumer Discount Company	Pennsylvania
Aramark Distribution Services, Inc.	Illinois
Aramark Educational Services of Texas, LLC	Texas
Aramark Educational Services of Vermont, Inc.	Vermont
Aramark FHC Kansas, Inc.	Kansas
Aramark Food Service of Texas, LLC	Texas
Aramark International Finance S.à r.l.	Luxembourg
Aramark Services of Kansas, Inc.	Kansas
Aramark Sports and Entertainment Services of Texas, LLC	Texas
Aramark Technical Services North Carolina, Inc.	North Carolina
Brand Coffee Service, Inc.	Texas
Harrison Conference Services of North Carolina, LLC	North Carolina
Harry M. Stevens Inc. of New Jersey.	New Jersey
Harry M. Stevens Inc. of Penn	Pennsylvania
L&N Uniform Supply, LLC	California
Lake Tahoe Cruises, LLC	California
MyAssistant, Inc.	Pennsylvania
Old Time Coffee Co.	California
Overall Laundry Services, Inc.	Washington
Paradise Hornblower, LLC	California
Restaura, Inc.	Michigan
Travel Systems, LLC	Nevada